July 30, 1997

NUVEEN FLAGSHIP MULTISTATE TRUST I
333 West Wacker Drive
Chicago, Illinois  60606

RE:  Rule 24f-2 Notice

Ladies and Gentlemen:


We have acted as special counsel to Nuveen Flagship Multistate Trust I, a Massachusetts business trust (the "Trust"), with respect to the Class A Shares, Class B Shares, Class C Shares and Class R Shares of the Nuveen Flagship
Arizona Municipal Bond Fund, the Nuveen Flagship Colorado Municipal Bond
Fund, the Nuveen Flagship Florida Municipal Bond Fund, the Nuveen
Maryland Municipal Bond Fund, the Nuveen Flagship New Mexico Municipal Bond Fund, the Nuveen Flagship Pennsylvania Municipal Bond Fund and the Nuveen Flagship Virginia Municipal Bond Fund, and the Class A Shares, Class C
Shares and Class R Shares of the Nuveen Flagship Florida Intermediate Municipal Bond Fund (collectively, the "Nuveen Flagship Shares"); and the Class A and Class C Shares (where applicable) of the Flagship Arizona Double Tax Exempt Fund, the Flagship Colorado Double Tax Exempt Fund, the Flagship Florida Double Tax Exempt Fund, the Flagship Florida Intermediate Tax Exempt Fund, the Flagship New Mexico Double Tax Exempt Fund, the Flagship Pennsylvania Triple Tax Exempt Fund, and the Flagship Virginia Double Term Tax Exempt Fund (collectively, the "Flagship Shares" and together with the Nuveen Flagship Shares, the "Shares") of the Flagship Tax Exempt Funds Trust (the "Flagship Trust"), in connection with the Trust's registration, pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), of an indefinite number of its Shares of Beneficial Interest, par value $.01 per share, under the Securities Act of 1933, as amended (the "1933 Act"). We understand that, pursuant to Rule 24f-2, the Trust proposes to file a notice for the above series (the "Notice") with the Securities and Exchange
Commission (the "Commission") with respect to the fiscal year ended
May 31, 1997, in order to make definite in number the registration of Shares in the aggregate amount of $334,012,732. This opinion is being delivered to you in connection with the Trust's filing of such Notice.

In connection with this opinion, we have reviewed, among other things, executed copies of the following documents:

(a) a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the existence of the Trust;

(b) copies, certified by the Secretary of State of the Commonwealth of Massachusetts, of the Trust's Declaration of Trust, including all amendments and other supplements thereto on file in the office of the Secretary of State (the "Trust Charter");

(c) a certificate executed by H. William Stabenow, the Treasurer of the Trust, as to the issuance of the Nuveen Flagship Shares in accordance with the Trust Charter and By-Laws, (the "Trust By-Laws"), and as to the receipt by the Trust of the net asset value of the Nuveen Flagship Shares covered by the Notice;

(d) a certificate executed by Karen L. Healy, an Assistant Secretary of the Trust, certifying as to, and attaching copies of, the Trust Charter and the Trust By-Laws, and certain resolutions of the Board of Trustees of the Trust authorizing the issuance of the Nuveen Flagship Shares covered by the Notice;

(e) a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the existence of the Flagship Trust;

(f) copies, certified by the Secretary of State of the Commonwealth of Massachusetts, of the Flagship Trust's Declaration of Trust, including all amendments and other supplements thereto on file in the office of the Secretary of State (the "Flagship Trust Charter");

(g) a certificate executed by Richard P. Davis, the President of the Flagship Trust, as to the issuance of the Flagship Shares in accordance with the Flagship Trust Charter and By-Laws, as amended (the "Flagship Trust By-Laws"), and as to the receipt by the Flagship Trust of the net asset value of the Flagship Shares covered by the Notice; and

(h) a certificate executed by Michael D. Kalbfleisch, Secretary of the Flagship Trust, certifying as to, and attaching copies of, the Flagship Trust Charter, Flagship Trust By-Laws, and certain resolutions of the Board of Trustees of the Flagship Trust authorizing the issuance of the Flagship Shares covered by the Notice.

In our capacity as counsel to the Trust, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers or representatives of the Trust and the Flagship Trust.

Based upon and subject to, the limitations set forth herein, we are of the opinion that the Shares covered by the Notice, when issued, in the aggregate amount of $334,012,732, were legally issued, fully paid, and nonassessable except that, as set forth in the registration statements relating to the Shares as currently in effect or as filed with the Commission pursuant to the 1933 Act, holders of the Shares may, under certain circumstances, be held personally liable for the obligations of the Trust (or, in the case of the holders of the Flagship Shares prior to February 1, 1997, the Flagship Trust).

The opinion expressed herein is limited to the laws of the Commonwealth of Massachusetts.

Very truly yours,

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON



Thomas S. Harman